Exhibit (h)(43)
FORM OF
SCHEDULE A
OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit
(as a Percentage of average net assets)
International Value Portfolio	0.10%
International Small-Cap Portfolio	0.10%
Diversified Research Portfolio	0.10%
Equity Portfolio	0.10%
Technology Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Concentrated Growth Portfolio	0.10%
Diversified Bond Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Health Sciences Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
Large-Cap Growth Portfolio	0.10%
(formerly called Blue Chip Portfolio)
Capital Opportunities Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Fasciano Small Equity Portfolio	0.10%
(formerly called Aggressive Equity Portfolio)
Small-Cap Value Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Managed Bond Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Equity Income Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Comstock Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
Real Estate Portfolio	0.10%
American Funds Growth Portfolio	0.10%
(applies to feeder fund expenses only)
VN Small-Cap Value Portfolio	0.10%

Effective May 1, 2006, agreed to and accepted by:

PACIFIC SELECT FUND

BY:

Name:	James T. Morris
Title:	President

PACIFIC LIFE INSURANCE COMPANY

BY:		BY:

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Chief Operating Officer	Title:	Vice President and Secretary